Exhibit 99.1

DATATRAK Announces Restructured Senior Management Team

Laurence P. Birch Appointed as Board Chairman

CLEVELAND, Ohio, May 19, 2008 — DATATRAK International, Inc. (Nasdaq: DATA - News), a technology and services company focused on global eClinical solutions for the clinical trials industry, today announced a restructuring of its senior management team in several key positions as part of a broad and continuing initiative to make changes at the Company.

Mr. Laurence Birch, currently a member of the DATATRAK Board of Directors and a member of the board’s Audit committee, has been elected to the position of Chairman of the Board of DATATRAK International, Inc. Mr. Birch has served on the DATATRAK board for the past year and is also currently President and CEO of Neopharm Inc., a research and drug development company. Previously, Mr. Birch was President and CEO of Askys Ltd., a home hemodialysis company.

In another key management change, Mr. Matt Delaney, currently the Vice President of Marketing and Sales has been appointed to the position of Interim President.

The position of Chief Operating Officer, previously held by Mr. Terry Black, has been eliminated. Mr. Black will be pursuing other opportunities and will no longer be employed by the Company on a full time basis. Mr. Black has agreed to a transition period whereby he will serve as a consultant to the Company on an as needed basis.

“First of all, I would like to extend my appreciation to Terry Black who has given outstanding and tireless service to the Company for fifteen years and on behalf of myself and the Company, wish him the best of success in his new endeavors,” stated Dr. Jeffrey A. Green, Chief Executive Officer of DATATRAK International, Inc. “Furthermore, the Company welcomes the increased involvement of Larry Birch and the contributions he can make to our overall efforts to improve DATATRAK’s operational excellence as well as enhancing our strategic development alternatives. He will support our efforts to further penetrate the global technology market for clinical trials. We believe that these management changes will contribute to our progress moving forward by consolidating our efforts in a cost-effective manner, while continuing to deliver the quality of products and services that our customers have come to expect from a relationship with DATATRAK.

Green continued, “Matt Delaney came into a difficult situation and has helped us create some early positive momentum. I look forward to Matt’s continued contribution as we expand his areas of responsibility with his new assignment.”

“We are clearly in the early stages of emerging from a difficult and challenging period at DATATRAK,” stated Laurence Birch, DATATRAK’s newly appointed Chairman of the Board. “Over the past 12 months we have implemented a number of changes to our sales and marketing team and strategies, undertaken numerous cost savings measures and now restructured our senior management team in ways we believe will capitalize on individual team member’s strengths. With an industry leading eClinical product suite, early positive signs of improving sales momentum, and with the experienced and dedicated team we have in place, I look forward to taking a more direct and active role at DATATRAK in the coming months.”

About DATATRAK International

DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 16 drugs and one device that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, Bonn, Germany, and Bryan, Texas. Its common stock is listed on the NASDAQ stock Market under the ticker symbol “DATA.” Visit the DATATRAK International, Inc. web site at www.datatrak.net.

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the Company’s success in integrating its acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

CONTACT:

Jeffrey A. Green, Pharm.D., FCP

Chief Executive Officer

DATATRAK International, Inc.

440/443-0082 x112

Raymond J. Merk

Chief Financial Officer

DATATRAK International, Inc.

440/443-0082 x181

Neal Feagans

Investor Relations

Feagans Consulting, Inc.

303/449-1184